Exhibit 99.2

September 21, 2022

To: MediWound Ltd.

Re: Company Shareholder Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is being delivered to MediWound Ltd., a company organized under the laws of the State of Israel (the “Company”) in connection with that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the investors signatory thereto (the “Purchase Agreement”) by the undersigned shareholders of the Company (each, a “Shareholder” and collectively, the “Shareholders”). Certain capitalized terms used herein are defined in Section 11 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Purchase Agreement.

In order to induce the Purchasers to enter into the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Shareholder hereby agrees with the Company, as follows:

1)	Voting. Each Shareholder irrevocably agrees that it, he or she shall:

a)

vote all Equity Securities of the Company owned by it, him or her (all such Equity Securities, the “Covered Shares”) in favor of the Amendment and each other proposal related to obtaining the Authorized Share Approval;

b)	when such meeting of shareholders is held, appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum; and

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect obtaining the Authorized Share Approval.

2)

Specific Performance. Each Shareholder hereby agrees and acknowledges that the Company and the Purchasers would be irreparably injured in the event of a breach by any Shareholder of its, his or her obligations under Section 1 or Section 3, as applicable, of this Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching party shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such party may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). Each Shareholder hereby agrees that it will not allege, and hereby waives the defense, that the Purchasers or the Company have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3)	Transfers.

a)

no Shareholder shall Transfer any Equity Securities of the Company until the earlier of (i) the later of (A) the date on which the Authorized Share Approval is obtained, and (B) the date on which the Registration Statement registering for resale all of the Registrable Securities is declared effective by the Commission (as such terms are defined in the Registration Rights Agreement) and (ii) the date that is 180 days after the Closing Date.

b)

Notwithstanding the provisions set forth in Section 3(a), Transfers of the Equity Securities of the Company that are held by any Shareholder or any of their permitted transferees (that have complied with this Section 3(b)), are permitted (i) to any affiliate of the Shareholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; or (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; provided, however, that in the case of clauses (i) through (iii), such permitted transferees must, before any such Transfer is effected, enter into a written agreement with the Company agreeing to be bound by this Agreement (including provisions relating to voting and transfer restrictions).

4)

Conflicting Agreements. Each Shareholder hereby represents and covenants that such Shareholder has not entered into, and shall not enter into, any contract or agreement (oral or written) that could restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder.

5)

Performance. Each Shareholder has full right and power, without violating any agreement to which it is a party or by which it is bound to enter into this Agreement and perform its obligations hereunder.

6)

Ownership. The Shareholders are currently, and as of the Closing will be, the beneficial owners of Equity Securities of the Company as set forth on Schedule A hereto. As of the date of this Agreement none of the Shareholders nor any of their respective Affiliates owns, beneficially or of record, any Equity Securities of the Company except as set forth on Schedule A.

7)

Certain Definitions. As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; and (ii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

8)

Entire Agreement. This Agreement, the Purchase Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to each Shareholder. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by the Company and the other parties charged with such change, amendment, modification or waiver.

9)

Assignment. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 9 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Shareholder and the Company and their respective successors, heirs and permitted assigns or transferees.

10)

No Beneficiaries. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

11)

Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12)

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13)

Governing Law; Venue. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Israel applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the competent courts in Tel Aviv, Israel, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14)

Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given, if to the Company, in accordance with the terms of Section 5.4 of the Purchase Agreement or if to a Shareholder, to the address of such Shareholder as indicated on such Shareholder’s signature page hereto.

15)

Termination. This Agreement shall terminate on the valid termination of the Purchase Agreement by all Purchasers in accordance with its terms. In the event of a valid termination of the Purchase Agreement by all Purchasers in accordance with its terms, this Agreement shall be of no force and effect. No such termination or reversion shall relieve the Shareholders from any liability resulting from a breach of this Agreement occurring prior to such termination or reversion.

16)

Representations. Each Shareholder hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (iii) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract or agreement (oral or written) binding upon such Person or such Person’s Equity Securities of the Company), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (vi) such Person has had the opportunity to read the Purchase Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors; (vii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (viii) such Person has good title to all Equity Securities of the Company identified opposite such Shareholder’s name on Schedule A, and there exist no restrictions on the right to vote, sell or otherwise dispose of such Equity Securities of the Company (other than transfer restrictions under the Securities Act)) affecting any such Equity Securities of the Company, other than pursuant to (A) this Agreement, (B) the Articles of Association of the Company, or (C) the Purchase Agreement; and (x) none of the Equity Securities of the Company held by such Person and identified on Schedule A is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities of the Company, except as provided in this Agreement.

17)

Additional Securities. If, and as often as, (a) there are any changes in the Company or any other Equity Securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in any Shareholder acquiring new Equity Securities of the Company, (b) any Shareholder purchases or otherwise acquires beneficial ownership of any Equity Securities of the Company after the date of this Agreement, or (c) any Shareholder acquires the right to vote or share in the voting of any shares of any Equity Securities of the Company after the date of this Agreement (such Equity Securities of the Company, collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted Equity Securities of the Company owned by such Shareholder as of the date hereof.

18)

Further Assurances. Each of the Shareholders agrees to execute and deliver hereafter any further document, agreement or instrument as may be reasonably necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by the Company.

19)	Several Obligations. All of the obligations, covenants, undertakings and representations of each Shareholder hereunder are made severally but not jointly with any other Shareholder.

20)

Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

[signature page follows]

Sincerely,

Clal Biotechnology Industries Ltd.

By:	/s/ Assaf Segal	/s/ Liat Nissan
	Name: Assaf Segal	Liat Nissan
	Title: CEO	Controller

Address of Shareholder:

Azrieli Center, Triangle Tower, 45th floor, Tel Aviv,
Israel

Email:

Clal Life Sciences LP

By:	/s/ Assaf Segal	/s/ Liat Nissan
	Name: Assaf Segal	Liat Nissan
	Title: Director	Director

Address of Shareholder:

Azrieli Center, Triangle Tower, 45th floor, Tel Aviv,
Israel

Email:

Acknowledged and Agreed:

MEDIWOUND LTD.

By:	/s/ Ofer Gonen	/s/ Boaz Gur-Lavie
	Name: Ofer Gonen	Boaz Gur-Lavie
	Title: CEO	CFO

Schedule A

Shareholder Ownership of Equity Securities

Shareholder	Equity Securities of the Company
Clal Life Sciences LP	8,208,973
Clal Biotechnology Industries Ltd.	2,688,250
L.R. Research & Development Ltd. (trustee for the benefit of Prof. Lior Rosenberg)	1,710,205
Prof. Lior Rosenberg	147,114
Steve T. Wills	21,250
Assaf Segal	7,500
Ofer Gonen	12,957
Sharon Malka	62,855
Boaz Gur-Lavie	13,784
Nachum (Homi) Shamir	—

Total	12,872,888